STOCK PURCHASE AGREEMENT

                                BY AND AMONG

                            WORLD AIRWAYS, INC.,

                              (the "Company"),

                              WORLDCORP, INC.,

                            (the "Shareholder"),

                                     AND

                    MALAYSIAN HELICOPTER SERVICES BERHAD,

                                (the "Buyer")




                        Dated as of October 30, 1993

                                  CONTENTS


ARTICLE I
PURCHASE AND SALE OF SHARES

                                                                        Page
       1.01  Purchase and Sale of Shares. . . . . . . . . . . . . . . . . .
       1.02  Payment of Purchase Price for Shares . . . . . . . . . . . . .
       1.03  Deposit. . . . . . . . . . . . . . . . . . . . . . . . . . . .
       1.04  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE II
REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE SHAREHOLDER

       2.01  Title to Shares; Other Rights. . . . . . . . . . . . . . . . .
       2.02  Organization . . . . . . . . . . . . . . . . . . . . . . . . .
       2.03  Authorization. . . . . . . . . . . . . . . . . . . . . . . . .
       2.04  Capitalization . . . . . . . . . . . . . . . . . . . . . . . .
       2.05  No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . .
       2.06  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .
       2.07  Financial Statements; Absence of Undisclosed Liabilities . . .
       2.08  Absence of Changes . . . . . . . . . . . . . . . . . . . . . .
       2.09  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . .
       2.10  Litigation and Orders. . . . . . . . . . . . . . . . . . . . .
       2.11  Approvals; Compliance with Regulations and Orders. . . . . . .
       2.12  Title to Properties; Encumbrances. . . . . . . . . . . . . . .
       2.13  Environmental. . . . . . . . . . . . . . . . . . . . . . . . .
       2.14  Officers and Directors . . . . . . . . . . . . . . . . . . . .
       2.15  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . .
       2.16  Interested Transactions. . . . . . . . . . . . . . . . . . . .
       2.17  Statements True and Correct. . . . . . . . . . . . . . . . . .

ARTICLE III
REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

       3.01  Organization . . . . . . . . . . . . . . . . . . . . . . . . .
       3.02  Authorization. . . . . . . . . . . . . . . . . . . . . . . . .
       3.03  No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . .
       3.04  Resale of Shares . . . . . . . . . . . . . . . . . . . . . . .
       3.05  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .
       3.06  Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . .
       3.07  Statements True and Correct. . . . . . . . . . . . . . . . . .

ARTICLE IV
SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

       4.01  Survival of Representations, Warranties and Covenants. . . . .
       4.02  Indemnity for Breach of Representations of Warranties. . . . .
       4.03  Notice of Loss or Asserted Liability . . . . . . . . . . . . .
       4.04  Opportunity to Contest . . . . . . . . . . . . . . . . . . . .
       4.05  Limitation on Indemnification. . . . . . . . . . . . . . . . .
       4.06  Subrogation Rights . . . . . . . . . . . . . . . . . . . . . .

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

       5.01  Due Diligence. . . . . . . . . . . . . . . . . . . . . . . . .
       5.02  Shareholders' Agreement. . . . . . . . . . . . . . . . . . . .
       5.03  Right of First Refusal . . . . . . . . . . . . . . . . . . . .
       5.04  Representations True and Covenants Performed at Closing. . . .
       5.05  Schedules and Exhibits Completed . . . . . . . . . . . . . . .
       5.06  No Injunction, Etc.. . . . . . . . . . . . . . . . . . . . . .
       5.07  Incumbency Certificate . . . . . . . . . . . . . . . . . . . .
       5.08  Board Membership . . . . . . . . . . . . . . . . . . . . . . .
       5.09  Governmental and Shareholder Approvals . . . . . . . . . . . .
       5.10  Good Standing Certificates . . . . . . . . . . . . . . . . . .
       5.11  Resolutions. . . . . . . . . . . . . . . . . . . . . . . . . .
       5.12  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . .

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDER AND THE COMPANY

       6.01  Representations True and Covenants Performed at Closing. . . .
       6.02  No Injunction, Etc.. . . . . . . . . . . . . . . . . . . . . .
       6.03  Governmental Approvals . . . . . . . . . . . . . . . . . . . .
       6.04  Resolutions. . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE VII
ADDITIONAL AGREEMENTS

       7.01  Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . .
       7.02  Right to Purchase Additional Shares. . . . . . . . . . . . . .
       7.03  Access . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       7.04  Consents and Approvals . . . . . . . . . . . . . . . . . . . .
       7.05  Public Announcements . . . . . . . . . . . . . . . . . . . . .
       7.06  Closing Conditions . . . . . . . . . . . . . . . . . . . . . .
       7.07  Supplements to Schedules . . . . . . . . . . . . . . . . . . .
       7.08  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE VIII
REGISTRATION RIGHTS

       8.01  Registration Rights Agreement. . . . . . . . . . . . . . . . .

ARTICLE IX
TERMINATION

       9.01  Method of Termination. . . . . . . . . . . . . . . . . . . . .

ARTICLE X
CONFIDENTIALITY

       10.01  Confidentiality . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE XI
DEFINITIONS

       11.01  "Affiliate" . . . . . . . . . . . . . . . . . . . . . . . . .
       11.02  "Agreement" . . . . . . . . . . . . . . . . . . . . . . . . .
       11.03  "Business". . . . . . . . . . . . . . . . . . . . . . . . . .
       11.04  "Closing" . . . . . . . . . . . . . . . . . . . . . . . . . .
       11.05  "Closing Date". . . . . . . . . . . . . . . . . . . . . . . .
       11.06  "Code". . . . . . . . . . . . . . . . . . . . . . . . . . . .

       11.07  "Common Stock". . . . . . . . . . . . . . . . . . . . . . . .
       11.08  "Company Shares". . . . . . . . . . . . . . . . . . . . . . .
       11.09  "Contract". . . . . . . . . . . . . . . . . . . . . . . . . .
       11.10  "Default" . . . . . . . . . . . . . . . . . . . . . . . . . .
       11.11  "Employee Benefit Plan" . . . . . . . . . . . . . . . . . . .
       11.12  "Environmental Claim" . . . . . . . . . . . . . . . . . . . .
       11.13  "Environmental Laws". . . . . . . . . . . . . . . . . . . . .
       11.14  "ERISA" . . . . . . . . . . . . . . . . . . . . . . . . . . .
       11.15  "Financial Statements". . . . . . . . . . . . . . . . . . . .
       11.16  "GAAP". . . . . . . . . . . . . . . . . . . . . . . . . . . .
       11.17  "Governmental Authority". . . . . . . . . . . . . . . . . . .
       11.18  "Hazardous Substance" . . . . . . . . . . . . . . . . . . . .
       11.19  "IRS" . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       11.20  "Knowledge of the Shareholder" or "
               Knowledge of the Company". . . . . . . . . . . . . . . . . .
       11.21  "Leased Personal Property". . . . . . . . . . . . . . . . . .
       11.22  "Leased Real Property". . . . . . . . . . . . . . . . . . . .
       11.23  "Liability" . . . . . . . . . . . . . . . . . . . . . . . . .
       11.24  "License" . . . . . . . . . . . . . . . . . . . . . . . . . .
       11.25  "Lien". . . . . . . . . . . . . . . . . . . . . . . . . . . .
       11.26  "Litigation". . . . . . . . . . . . . . . . . . . . . . . . .
       11.27  "Loss". . . . . . . . . . . . . . . . . . . . . . . . . . . .
       11.28  "Material Adverse Change" or "Material Adverse Effect". . . .
       11.29  "Order" . . . . . . . . . . . . . . . . . . . . . . . . . . .
       11.30  "Permitted Liens" . . . . . . . . . . . . . . . . . . . . . .
       11.31  "Person". . . . . . . . . . . . . . . . . . . . . . . . . . .
       11.32  "Personal Property" . . . . . . . . . . . . . . . . . . . . .
       11.33  "Purchase Price". . . . . . . . . . . . . . . . . . . . . . .
       11.34  "Real Property" . . . . . . . . . . . . . . . . . . . . . . .
       11.35  "Registration Rights Agreement" . . . . . . . . . . . . . . .
       11.36  "Regulation . . . . . . . . . . . . . . . . . . . . . . . . .
       11.37  "Related Person". . . . . . . . . . . . . . . . . . . . . . .
       11.38  "Schedules" . . . . . . . . . . . . . . . . . . . . . . . . .
       11.39  "Shareholder Shares". . . . . . . . . . . . . . . . . . . . .
       11.40  "Shares". . . . . . . . . . . . . . . . . . . . . . . . . . .
       11.41  "Subsidiary". . . . . . . . . . . . . . . . . . . . . . . . .
       11.42  "Taxes" . . . . . . . . . . . . . . . . . . . . . . . . . . .
       11.43  "Tax Returns" . . . . . . . . . . . . . . . . . . . . . . . .
       11.44  "Third Parties" . . . . . . . . . . . . . . . . . . . . . . .
       11.45  "Undisclosed Liabilities" . . . . . . . . . . . . . . . . . .

ARTICLE XII
MISCELLANEOUS

       12.01  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .
       12.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .
       12.03  Further Assurances. . . . . . . . . . . . . . . . . . . . . .
       12.04  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .
       12.05  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . .
       12.06  Binding Effect. . . . . . . . . . . . . . . . . . . . . . . .
       12.07  Remedies Not Exclusive. . . . . . . . . . . . . . . . . . . .
       12.08  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .
       12.09  Severability. . . . . . . . . . . . . . . . . . . . . . . . .
       12.10  Governing Law; Consent to Jurisdiction. . . . . . . . . . . .
       12.11  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .
       12.12  Time of Essence . . . . . . . . . . . . . . . . . . . . . . .
       12.13  Amendments. . . . . . . . . . . . . . . . . . . . . . . . . .

                             INDEX OF SCHEDULES



                Schedule 2.02    -       Foreign Qualification

                Schedule 2.05    -       Conflicts

                Schedule 2.07    -       Financial Statements

                Schedule 2.09    -       Taxes

                Schedule 2.10    -       Litigation

                Schedule 2.11(a) -       Consents

                Schedule 2.12    -       Title to Properties; Liens

                Schedule 2.13    -       Environmental

                Schedule 2.14    -       Officers and Directors

                Schedule 2.15(a) -       Material Contracts

                Schedule 2.15(b) -       Defaults

                Schedule 2.15(c) -       Assurances

                Schedule 2.16    -       Interested Transactions

                Schedule 3.03    -       Purchaser:  No Conflict

                Schedule 3.05    -       Purchaser:  Consents

                Schedule 3.06    -       Purchaser:  Balance Sheet

                              INDEX OF EXHIBITS


                Exhibit 5.10             Form of Opinion of Andrew M.
                                         Paalborg, Vice President
                                         and General Counsel to the
                                         Shareholder and the Company

                Exhibit 8.01             Form of Registration Rights
                                         Agreement

                          STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of the 30th, day of October, 1993, is made and entered into by and among WORLD AIRWAYS, INC., a Delaware corporation (the "Company"), WORLDCORP, INC., a Delaware corporation (the "Shareholder"), and MALAYSIAN HELICOPTER SERVICES BERHAD, a Malaysian corporation (the "Purchaser"). This Agreement sets forth the terms and conditions on which the Purchaser will purchase from the Shareholder and the Company 24.9% of the issued and outstanding shares of capital stock of the Company in consideration for the Purchase Price (as such term is herein defined). Certain capitalized terms used in this Agreement are defined in Articles XI hereof. All amounts referenced in this Agreement are in United States Dollars.

        In consideration of the foregoing, the mutual agreements, covenants, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:


                                  ARTICLE I
                         PURCHASE AND SALE OF SHARES

        1.01 Purchase and Sale of Shares. Subject to the terms and conditions hereinafter set forth, at the Closing, the Shareholder and the Company shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Shareholder and the Company, 24.9% of the issued and outstanding Shares of the Company. At the Closing, the Shareholder and the Company shall deliver to the Purchaser certificate(s) representing 24.9% of the issued and outstanding Shares of the Company, together with the accompanying stock powers or instruments of assignment, duly endorsed in blank for the transfer of such Shares to the Purchaser with signatures guaranteed and with all necessary transfer taxes paid or other revenue stamps affixed thereto.

        1.02 Payment of Purchase Price for Shares. Subject to the terms and conditions of this Agreement, the Purchaser shall pay to the Shareholder and the Company as the total Purchase Price for all of the Shares, the sum of Twenty Seven Million Three Hundred Ninety Thousand Dollars and No Cents (US$27,390,000) which amount shall be payable as follows:

                (a) Shareholder Shares. The Purchaser shall pay to the Shareholder at Closing the sum of Fifteen Million Dollars and No Cents ($15,000,000) minus the Deposit (as such term is defined in Section 1.03 hereof) for the 1,363,636.363 shares of the Common Stock, par value $.001 per share (the "Common Stock") of the Company, owned by Shareholder (the "Shareholder Shares").

                (b) Company Shares. The Purchaser shall pay to the Company at Closing the sum of Twelve Million Three Hundred Ninety Thousand Dollars and No Cents ($12,390,000) for the 1,126,363.637 shares of Common Stock of the Company to be issued by the Company to the Purchaser (the "Company Shares").

        1.03    Deposit.

        As security for the Purchaser's obligations hereunder and to confirm the Purchaser's good faith intent to consummate the transactions contemplated hereby, the Purchaser agrees to pay to the Shareholder upon the signing of this Agreement a deposit (the "Deposit") in the amount of Two Million Seven Hundred Thirty Nine Thousand ($2,739,000). The Deposit shall be repaid immediately to the Purchaser, with accrued interest: (i) if there is any material inaccuracy in any representation or warranty or any material breach of any material covenant or agreement made or to be performed by the Company or the Shareholder in connection with this Agreement; or (ii) if, in the opinion of Malaysian counsel reasonably acceptable to the Purchaser, the Company and the Shareholder, the Agreement and the transactions contemplated hereby may not be consummated under Malaysian law or regulation; otherwise the Deposit shall be non-refundable. The Deposit shall be wire transferred to the Shareholder's Account No.86712072, at American Security Bank, Washington, D.C., ABA No. 054000551, for credit to the account of: Account of WorldCorp, Inc. not later than close of business Kuala Lumpur local time, November 2, 1993.

        1.04 Closing. Subject to the terms and conditions hereof, the Closing shall take place at 10:00 a.m. on a date (the "Closing Date") that is mutually agreeable to the parties, but not later than February 28, 1994. The closing shall take place in the offices of Malaysian Helicopter Services Berhad, Petaling Jaya, West Malaysia. The parties agree that time is of the essence with respect to all of their obligations under this Agreement. Accordingly, the parties agree to use of their best efforts to fulfill each term and condition hereof and to work cooperatively and diligently to facilitate the Closing by the Closing Date.


                                 ARTICLE II
            REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE
                                 SHAREHOLDER

        The Company and the Shareholder, jointly and severally, hereby represent and warrant to the Purchaser as follows:

        2.01    Title to Shares; Other Rights.

                (a) On the date herof, the Company is authorized to issue 1,000 shares of Common Stock, par value $1.00 per share, of which 100 shares are issued and oustanding. On the date hereof, the Shareholder is the owner of all right, title and interest (beneficial and of record) in and to the 100 shares of the common stock (the "Original Shares"), free and clear of all Liens. Except as specifically contemplated by this Agreement, no Person has any Contract or any right (whether pre-emptive or contractual) for the purchase of any of the Original Shares, or any Contract or option or any right (whether pre-emptive or contractual) for the purchase, subscription or issuance of any unissued shares of common stock or other securities of the Company. No shares of common stock are reserved for issuance.

                (b) On or before the Closing, the Company will amend its Certificate of Incorporation to be authorized to issue 20,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of which 10,000,000 shall be issued and outstanding to the Shareholder and the Purchaser at Closing.

                (c) At the Closing, the Shareholder shall sell to the Purchaser 1,363,636.363 shares of its 8,873,636.363 shares of Common Stock of the Company, par value $.001 per share (the "Shareholder Shares"), and the Company will newly issue 1,126,363.636 shares of Common Stock of the Company, par value $.001 per share, directly to the Purchaser (the "Company Shares"). For purposes of this Agreement, the Shareholder Shares and the Company Shares are hereinafter referred to collectively as the "Shares".

        2.02 Organization. Each of the Company and the Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has full corporate power and authority to own, lease and operate its assets and to carry on its business. The Company is duly qualified and licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions set forth in Schedule 2.02, which are all the jurisdictions in which such qualification is required except jurisdictions, individually or in the aggregate, in which the Company's failure to so qualify to do business will have no Material Adverse Effect. The Shareholder agrees to deliver to the Purchaser complete and correct copies of (i) the Certificate of Incorporation of the Company, and all amendments thereto, and the By-Laws of the Company, and all amendments thereto, and (ii) records of the proceedings of incorporators, stockholders and directors (and all committees thereof) of the Company set forth in the Company's minute books. The Company shall also deliver to the Purchaser before the Closing Date, a certified copy of the amendment to the Company's Certificate of Incorporation, authorizing the Company to issue the 20,000,000 shares of Common Stock of the Company, par value $.001 per share.

        2.03 Authorization. Each of the Company and the Shareholder has the full corporate power and authority necessary to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Boards of Directors of the Company and the Shareholder have approved this Agreement and the transactions contemplated hereby, and no other corporate or shareholder proceedings on the part of the Company or the Shareholder are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by duly authorized officers of each of the Company and the Shareholder, and constitutes a legal, valid and binding obligation of the Company and the Shareholder, as the case may be, enforceable against each in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor's rights and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding is brought.

        2.04    Capitalization.

                (a) The authorized capital stock of the Company on the date hereof consists of 1,000 shares, par value $1.00 per share, of which 100 shares are issued and outstanding to the Shareholder. All of the issued and outstanding shares are duly and validly issued and outstanding, are fully paid and nonassessable and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended (the "Act"), and all applicable state securities laws. Except as contemplated in Article VIII hereof, there are no outstanding rights to either demand registration of any Shares under the Securities Act of 1933, as amended, or to sell any shares in connection with such a registration of Common Stock.

                (b) As previously described in Section 2.01 hereof, the Shareholder and the Company hereby agree to amend the Certificate of Incorporation of the Company so that, at Closing, the Company will be authorized to issue Twenty Million (20,000,000) shares of Common Stock of the Company, par value $.001 per share. 8,873,636.363 shares of the newly-authorized Common Stock shall be issued to the Shareholder in replacement of the old shares held by the Shareholder. At the Closing, the Shareholder shall sell 1,363,636.363 of its new shares of Common Stock (previously defined in Section 2.01(c) as the "Shareholder Shares") to the Purchaser and the Company shall sell 1,126,363.636 shares of the newly-authorized Common Stock (previously defined in Section 2.01(c) as the "Company Shares") directly to the Purchaser. On the Closing Date, the Shareholder Shares and the Company Shares will constitute all of the issued and outstanding Shares of the Company. The Shares at Closing shall be duly and validly issued and outstanding, and shall be fully paid and nonassessable and issued pursuant to a valid exemption from registration under the Act and all applicable state securities laws. Except as contemplated in Article VIII hereof, there shall be no outstanding rights to either demand registration of any Shares under the Act or to sell any Shares in connection with such a registration of Common Stock.

        2.05 No Conflict. Except as stated in Schedule 2.05 and Schedule 2.11, neither the execution, delivery and performance of this Agreement by the Company or the Shareholder, as the case may be, nor the consummation by the Company or the Shareholder of the transactions contemplated hereby or thereby will (i) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Certificate of Incorporation, as amended, or By-Laws, as amended, of the Company or the Shareholder, (ii) result in a Default under or require the consent or approval of any party to any material Contract of the Shareholder or the Company other than such consents or approvals as which have been obtained,
(iii) result in the violation of any Regulation or Order the violation of which would have a Material Adverse Effect, or (iv) result in the creation or imposition of any Lien upon any asset of the Company or the Shares.

        2.06 Subsidiaries. The Company has not in the past had, and does not currently have, any Subsidiaries other than World Airways Cargo, Inc., a Delaware corporation.

        2.07 Financial Statements; Absence of Undisclosed Liabilities. The Financial Statements, correct and complete copies of which are included in Schedule 2.07 (i) are in accordance with the books and records of the Company, which have been maintained in accordance with good business practices; (ii) present fairly the financial condition of the Company as of the dates and for the periods indicated in accordance with GAAP; (iii) have been prepared in accordance with GAAP; and (iv) reflect adequate reserves for all known material Liabilities and reasonably anticipated Losses in accordance with GAAP. The Financial Statements contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly the financial condition and the results of operations, changes in shareholders' equity and changes in financial position or cash flows of the Company in accordance with GAAP.

        2.08 Absence of Changes. There shall not have occurred any Material Adverse Change in the business of the Company between the date hereof and the Closing Date.

        2.09    Tax Matters.

                (a) The Company has (or the Shareholder on behalf of the Company has) either (i) timely filed with the appropriate Governmental Authorities or (ii) obtained valid extensions of time for filing (which extensions have not expired) from the appropriate Governmental Authorities, all Tax Returns (including any consolidated or combined Tax Return in which the Company joins) required to be filed on or prior to the date hereof by the Company in all jurisdictions in which such Tax Returns are required to be filed, and, to the knowledge of the Shareholder and the Company, such Tax Returns are correct and complete and properly reflect the Liabilities for Taxes of the Company (or any other Person joining in a Tax Return of the Company ) for the periods, property or events covered thereby. All Taxes and deposits for Taxes attributable to the Company (or any other Person joining in a Tax Return of the Company) required to be paid or deposited prior to the Closing Date with respect to any period ending on or before the Closing Date have been paid and appropriate deposits made therefor and to the extent required to be paid or deposited on or after the Closing Date will be fully paid, in each instance to the extent not accrued or reserved for in the September 30, 1993 Balance Sheet (excluding deferred Taxes). No basis exists for any additional assessment of any Taxes.

                (b) The reserves for Taxes (except for deferred Taxes) in the September 30, 1993 Balance Sheet are sufficient for the payment of all unpaid Liabilities for Taxes of the Company (whether or not disputed) for all activities which occurred and all assets owned during the periods ended on or before the September 30, 1993 Balance Sheet Date. Since the September 30, 1993 Balance Sheet Date, the Company has not incurred any Liability for Taxes other than in the ordinary course of business consistent with past practice. Except as disclosed on Schedule 2.09, the Company has not been delinquent in the payment of any Tax, assessment, deposit or other charge by any Governmental Authority and no Liability is pending or has been assessed, asserted or threatened against the Company or any of its assets in connection with any Tax and there is no basis for any such claim or Liability. Except as disclosed on Schedule 2.09, the Company has not received any notice of assessment or proposed assessment in connection with any Tax Returns that have not been previously resolved and paid in full and to the Knowledge of the Shareholder or the Company there are no pending Tax examinations of or Tax claims asserted against the Company or any of its assets, including without limitation, any claim by any Governmental Authority in any jurisdiction where the Company did not file Tax Returns that the Company is or may be subject to or liable for Taxes imposed by that Governmental Authority or jurisdiction. There are no Liens except for Permitted Liens for any Taxes on any of the assets of the Company.

                (c) The United States federal income tax returns of the Company (including consolidated federal income tax returns of which the Company is a member) are closed by statute for all periods through December 31, 1989. Except as identified on Schedule 2.09, there are no currently pending examinations or audits and there is not now in force any extension of time with respect to the date on which any Tax Return was or is due to be filed by or with respect to the Company or any other Person joining in a Tax Return of the Company or either of their assets, or any extension (by waiver, agreement or otherwise) of time for the assessment or collection of any Tax. Except as disclosed on Schedule 2.09, there is no claim or assessment pending or, to the Shareholder's or the Company's Knowledge, threatened against the Company or any of its Affiliates with which it files a consolidated or combined income tax return ("Tax Affiliates") for any alleged deficiency in Taxes, and neither the Shareholder nor the Company knows of any audit or investigation with respect to any Liability of the Company or any of its Tax Affiliates. Except as disclosed on Schedule 2.09, neither the Company nor any other Person joining in a Tax Return of the Company has (a) granted any extension of the limitation period applicable to any Tax claims or (b) filed any consent under Section 341(f) of the Code, relating to collapsible corporations. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of any of the transfers contemplated by this Agreement and the Company will provide any certificate requested by the Purchaser at Closing with respect thereto. There is no Contract or intercompany account system in existence under which the Company has, or may at any time in the future have an obligation to contribute to the payment of any portion of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations of which the company is or was a part.

        2.10 Litigation and Orders. Except as disclosed on Schedule 2.10, there are no outstanding Orders applicable to or binding upon the Company, its assets, or the Shareholder, with respect to the Shares, and, except as disclosed on Schedule 2.10, there is no Litigation pending, or, to the Knowledge of the Shareholder or the Company, threatened or contemplated, and to the Knowledge of the Shareholder or the Company, there is no basis for any such Litigation or any state of facts or occurrence of any event which is reasonably likely to give rise to the foregoing. Except as disclosed on Schedule 2.10, the Company has not been advised by any attorney representing it that there are any "loss contingencies" (as defined in Statement of Financing Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("FASB 5")), which would be required by FASB 5 to be disclosed or accrued in financial statements of the Company, were such financial statements prepared as of the date hereof and which have not been so accrued or disclosed in the Financial Statements.

        2.11    Approvals; Compliance with Regulations and Orders.

                (a) Except as set forth in Schedule 2.11(a), no consent, approval or authorization of, prior filing, registration, declaration with or notice to, or other action by, any U.S. Governmental Authority, including without limitation, the U.S. Department of Transportation, the Federal Aviation Administration or the Department of Justice is required to be obtained by the Company or the Shareholder in connection with the authorization, execution, delivery and performance by the Shareholder or the Company of this Agreement or the consummation of the transactions contemplated herein or therein, which if not obtained would result in a material Liability to the Company or the Purchaser.

                (b) Since January 1, 1990, neither the Company nor any officer, director, shareholder, or, to the knowledge of the Shareholder or the Company, any agent or other representative of the Company acting or purporting to act on behalf of the Company or, to the knowledge of the Shareholder or the Company, any business enterprise with which the Company has been associated or affiliated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, in violation of the Foreign Corrupt Trade Practices Act (i) as a kickback or bribe to any Person or (ii) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any nation, state, political subdivision thereof, or other Governmental Authority.

                (c) Notwithstanding the foregoing, no representation is made in this Section 2.11 with respect to the matters addressed in Sections
2.09 and 2.13.

        2.12    Title to Properties; Encumbrances.  Except as disclosed on
Schedule 2.12, the Company has good, valid and marketable title to all of its assets, other than Leased Personal Property and Leased Real Property, free and clear of any and all Liens except Permitted Liens, and the Company has, and after the Closing shall have, the exclusive right to use all of its Leased Personal Property and Leased Real Property pursuant to the terms of the applicable Contracts. A list of all documents evidencing the Liens (other than Permitted Liens) upon the assets of the Company that are disclosed on Schedule 2.12 are included in Schedule 2.12. The assets of the Company (including without limitation, the Leased Personal Property and the Leased Real Property) are all the assets required to operate the Business as it is currently operated, other than assets owned or used by the Shareholder in providing certain administrative and financial services to the Company.

        2.13 Environmental. To the knowledge of the Shareholder or the Company, except as set forth in Schedule 2.13, (a) there are no Environmental Claims (or any Litigation against any Person whose Liability, or any portion thereof, for violation of or liability under Environmental Laws the Company has retained or assumed contractually or by operation of
Law) pending or, to the knowledge of the Shareholder, threatened against the Company with respect to (i) the ownership, use, condition or operation of any of the Business, the assets of the Company or any asset formerly held for use or sale by the Company or any of its predecessors in the Business or
(ii) any violation or alleged violation of any Environmental Law or any Order issued under an Environmental Law. There are no existing violations of (i) any applicable Environmental Law, or (ii) any Order issued under an Environmental Law, in each case with respect to the ownership, use, condition or operation by the Company of the Business, any assets of the Company or any asset formerly held for use or sale by the Company or any of its predecessors in the Business. There are no past or present actions, activities, circumstances, conditions, events or incidents, that could reasonably be anticipated to form the basis of (i) any Environmental Claim against the Company or (ii) any Litigation against any Person whose Liability (or any portion thereof) under any Environmental Laws the Company has retained or assumed contractually or by operation of law. Neither the Company nor any of its predecessors in the Business nor, to the Knowledge of the Shareholder or the Company, anyone else has used any Real Property of the Company or any of its predecessors in the Business or any part thereof for the, treatment, storage, or disposal of any Hazardous Substances. The disclosure of facts set forth in Schedule 2.13 shall not relieve the Shareholder of any of its obligations under this Agreement, specifically including, without limitation, the obligation to indemnify Purchaser as set forth in Articles IV hereof.

                (b) No release, discharge, spillage or disposal of any Hazardous Substances in violation of any applicable Environmental Laws has occurred on any Real Property of the Company or any of its predecessors in the Business or any part thereof while or before such premises were owned, leased, or operated by the Company.

                (c) No soil or water in, under or adjacent to any Real Property of the Company or assets formerly held for use or sale by the Company or any of its predecessors in the Business has been contaminated by any Hazardous Substance in violation of any applicable Environmental Laws while or before such Real Property was owned, leased, or operated by the Company or any of its predecessors in the Business.

                (d) All waste containing any Hazardous Substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Company or any of its predecessors has been released or disposed of in compliance with all applicable requirements under any applicable requirements under any applicable Environmental Laws and there is no Environmental Claim pending or, to the Knowledge of the Shareholder or the Company, threatened with respect to any such release or disposal.

                (e) Neither the Company nor any of its predecessors in the Business has ever owned, leased or operated any regulated underground storage tank.

                (f) All hazardous waste under applicable Environmental Laws that has been stored for disposal on any Real Property for forty-five
(45) days or longer as of the date of this Agreement has been removed from all Real Property of the Company and its predecessors in the Business. All hazardous waste stored for disposal for less than forty-five (45) days is stored and labeled in compliance with all applicable Environmental Laws.

                (g) The Company and each of its predecessors in the Business have complied with all applicable reporting requirements under all Environmental Laws concerning the disposal or release of Hazardous Substances, and neither the Company nor any of its predecessors in the Business has made any such reports.

                (h) No building or portion thereof on any Real Property owned, leased or operated by the Company contains any friable asbestos material requiring repair or removal.

                (i) No polychlorinated biphenyls (PCB's) are used or stored on or in any Real Property owned, leased or operated by the Company.

        2.14 Officers and Directors. Schedule 2.14 lists the names of all directors and officers of the Company.

        2.15    Contracts.

                (a) Material Contracts. A list or brief description of all of the Company's material written Contracts, and correct and complete descriptions of all of the Company's material oral Contracts (other than ground handling agreements) is set forth in Schedule 2.15(a) hereto.

                (b) No Default. Except as set forth in Schedule 2.15(b), the Company is not in material Default under any of its material Contracts referred to in Schedule 2.15(a); and, to the Knowledge of the Shareholder, other parties to such Contracts are not in material Default thereunder nor is there any basis for any claim of material Default thereunder with respect to such other parties.

                (c) Assurances. Each of the Contracts referred to in this Section 2.15 is in full force and effect and constitutes a valid, legal and binding agreement of the parties thereto, enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and except as otherwise set forth in Schedule 2.15(d).

        2.16    Interested Transactions.  Except as set forth in Schedule
2.16 and except for relationships with the Shareholder, the Company is not currently a party to any Contract, loan or other transaction with any Affiliate or any Related Party to any Affiliate, or in which any Affiliate or any Related Party to any Affiliate has any direct or indirect interest (other than as a shareholder or employee of the Company). Except as described in Schedule 2.16, except for the Shareholder, no officer, director, shareholder or Affiliate of the Company or any Related Party to any Affiliate owns or during the last two (2) years has owned, directly or indirectly, or has during the last (2) years had a substantial ownership interest in, any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements with the Company, and except for the Shareholder, no officer, director, shareholder or Affiliate of the Company or any Related Party to any Affiliate owns directly or indirectly, or has an interest in, any business, corporate or otherwise, which is in competition with the Company.

        2.17 Statements True and Correct. No representation or warranty made by the Company or the Shareholder to the Purchaser pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.


                                 ARTICLE III
               REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

        The Purchaser hereby represents and warrants to the Shareholder and to the Company jointly and severally as follows:

        3.01 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its assets and to carry on its business. The Purchaser will have delivered to the Company and the Shareholder prior to the Closing date, complete and correct copies of its Articles of Incorporation and all amendments thereto, and its By-Laws, or their respective equivalents under Malaysian law.

        3.02 Authorization. The Purchaser has the full corporate power and authority necessary to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Except for shareholder approval, which Purchaser agrees to obtain within 120 days after the date hereof, this Agreement and the transactions contemplated hereby and thereby have been approved by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor's rights and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding is brought.

        3.03 No Conflict. Except as disclosed in Schedule 3.03, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Articles of Incorporation, as amended, or By-Laws, as amended, or their equivalents under Malaysian law of the Purchaser or their equivalents under Malaysian law, (ii) result in a Default under or require the consent or approval of any party to any material Contract of the Purchaser or (iii) result in the violation of any Regulation or Order.

        3.04 Resale of Shares. The Purchaser is acquiring the Shares hereunder for investment purposes only and not with a view to, or for resale in connection with, the distribution thereof and with no intention of distributing or selling any thereof except in compliance with Federal or State securities laws, and will make no sale or other transfer of the Shares except in compliance with Federal or State securities laws. The Purchaser agrees not to pledge, sell or transfer, or make any Contracts or agreements to pledge, sell or transfer, any of the Shares for three (3) years after the Closing Date. The Purchaser has had, and will continue to have, the opportunity to ask questions of and receive answers or obtain additional information from representatives of the Shareholder and the Company concerning the financial and other affairs of the Company and the terms and conditions of the sale of the Shares. Based upon its knowledge and experience in financial and business matters, the Purchaser is familiar with the investments of the sort which it is undertaking herein; the Purchaser is fully aware of the problems and risks involved in making an investment of this type and is capable of evaluating the merits and risks of this investment.

        3.05 Consents. Except as set forth on Schedule 3.05, no consent, approval or authorization of, prior filing, registration, declaration with or notice to, or other action by, any Malaysian Governmental Authority, including without limitation, the Government of Malaysia or any subdivision or agency thereof, including, without limitation, the Malaysian Department of Civil Aviation, or any other Third Party is required to be obtained by the Purchaser in connection with the authorization, execution, delivery and performance by the Purchaser of this Agreement or the consummation of the transactions contemplated herein or therein.

        3.06 Balance Sheet. The Financial Statements of the Purchaser, correct and complete copies of which are included in Schedule 3.06, (i) are in accordance with the books and records of the Purchaser, which have been maintained in accordance with good business practices; (ii) present fairly the financial condition of the Purchaser as of the dates and for the periods indicated in accordance with GAAP; (iii) have been prepared in accordance with GAAP; and (iv) reflect adequate reserves for all known material Liabilities and reasonably anticipated Losses in accordance with GAAP. The Financial Statements of the Purchaser contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly the financial condition of the Purchaser in accordance with GAAP.

        3.07 Statements True and Correct. No representation or warranty made by the Purchaser to the Shareholder and/or the Company pursuant to this Agreement contains or will contain any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

                                 ARTICLE IV
               SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
                               INDEMNIFICATION

        4.01    Survival of Representations, Warranties and Covenants.

                (a) All representations, warranties, agreements, covenants and obligations made or undertaken by the Shareholder or the Company in this Agreement are material, have been relied upon by the Purchaser and shall survive the Closing and shall not merge in the performance of any obligation by any party hereto and shall terminate and expire on October 30, 1995.

                (b) All representations, warranties, agreements, covenants and obligations made by the Purchaser in this Agreement are material, have been relied upon by the Shareholder and the Company and shall survive the Closing and shall not merge in the performance of any obligation by any party hereto and shall terminate and expire on October 30, 1995.

                (c) The Shareholder and the Company acknowledge and agree that prior to the Closing Date the Purchaser intends to perform such investigation of the Company as it may deem necessary or appropriate; however, no investigation by the Purchaser will diminish or obviate any of the representations, warranties, covenants, agreements or indemnities made or to be performed by the Shareholder or the Company pursuant to this Agreement or the Purchaser's right to fully rely upon such representations, warranties, covenants, agreements and indemnities. Notwithstanding the foregoing sentence, neither of the Shareholder, the Company nor the Purchaser shall have any liability hereunder for any claim for indemnification pursuant to Section 4.02 hereof of which the Person making a claim for indemnification hereunder had actual Knowledge prior to Closing.

                (d) The representations and warranties made by the Shareholder, the Company, and the Purchaser and contained in Articles II and III of this Agreement are deemed by the parties hereto to have been made by the Shareholder, the Company, and the Purchaser, as the case may be, on and as of the date hereof and the Closing Date with the same force and effect as if this Agreement was executed by the Shareholder, the Company, and the Purchaser on each of the date hereof and the Closing Date.

        4.02 Indemnity for Breach of Representations or Warranties. The Purchaser shall be entitled to indemnification from the Company and the Shareholder, and the Company and the Shareholder shall be entitled to indemnification from the Purchaser, as the case may be (the "Indemnifying Party", as defined in Section 4.03 hereof), for any loss caused to any Indemnitee (as defined in Section 4.03 hereof) by virtue of the fact that
(i) any representation or warranty made by the Indemnifying Party was false or misleading when made, or (ii) the Indemnifying Party made, to the detrimental reliance of any Indemnitee, an untrue statement of material fact or omitted to state a material fact necessary to make the statements contained therein not misleading.

        4.03 Notice of Loss or Asserted Liability. Promptly after (a) becoming aware of circumstances that reasonably would be expected to result in a Loss for which any party hereto (the "Indemnitee") intends to seek indemnification under this Article IV or (b) receipt by the Indemnitee of written notice of any demand, claim or circumstances which, with the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any Litigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party obligated to provide indemnification pursuant to this Article IV (the "Indemnifying Party"); provided, however, that the failure of the Indemnitee to give notice promptly shall not relieve the Indemnifying Party of its obligations under this Article IV except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby. Any Loss or Asserted Liability for which a Claims Notice has been delivered shall hereinafter be defined as a "Claim." The Claims Notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Claim that has been or may be suffered by the Indemnitee. The Claims Notices may be amended on one or more occasions with respect to the amount of the Claims at any time prior to final resolution of the obligation to indemnify relating to the Claim.

        4.04 Opportunity to Contest. The Indemnifying Party may elect to compromise or contest, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or contest such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee or Indemnitees of its intent to do so by sending a notice to the Indemnitee or Indemnitees (the "Contest Notice"), and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability. If the Indemnifying Party elects not to compromise or contest the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the compromise or contest of such Asserted Liability at any time before final settlement of determination thereof. Anything in this Section 4.04 to the contrary notwithstanding, (i) the Indemnitee shall have the right, at its own cost and expense and for its own account to compromise or contest any Asserted Liability, and (ii) the Indemnifying Party shall not, without the Indemnitee's written consent, settle or compromise any Asserted Liability or consent to entry of any judgment which does not include an unconditional term releasing the Indemnitee from all liability in respect of such Asserted Liability. If the Indemnifying Party chooses to contest any Asserted Liability the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for, shall make its officers and employees available, on a basis reasonably consistent with their other duties, in connection with, and shall otherwise cooperate with, such defense.

        4.05 Limitation on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor the Shareholder shall be obligated to make cash payments to the Purchaser or any of the other Persons specified in Article IV in excess of the total amount of actual cash payments made by the Purchaser to the Shareholder and the Company pursuant to this Agreement.

        4.06 Subrogation Rights. In the event that the Indemnifying Party shall be obligated to indemnify the Indemnitee pursuant to this
Article IV, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnitee with respect to the Loss to which such indemnification relates; provided, however, that the Indemnifying Party shall only be subrogated to the extent of any amount paid by it pursuant to this Article IV in connection with such Loss.


                                  ARTICLE V
            CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

        The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Purchaser for purposes of consummating such transactions; but without prejudice to any other right or remedy which the Purchaser may have hereunder as a result of any misrepresentation by or breach of any agreement, covenant or warranty of the Shareholder or the Company prior to Closing contained in this Agreement:

        5.01 Due Diligence. The Purchaser shall have performed, to the reasonable satisfaction of the Purchaser, due diligence on the Company on those issues mutually agreed upon by the parties on the date of this Agreement. The Purchaser shall have thirty (30) calendar days after the date hereof to complete said due diligence.

        5.02 Shareholders' Agreement. The Company, the Shareholder and the Purchaser shall have entered into a Shareholders' Agreement in form and substance mutually agreeable to the parties prior to the closing date.

        5.03 Right of First Refusal. The Shareholder's 51% owned subsidiary, US Order, Inc., a Delaware corporation ("US Order"), shall have granted to the Purchaser's significant shareholder, Technology Resources Industries Berhad, a Malaysian corporation ("TRI"), in a document which is in form and substance reasonably satisfactory to the Purchaser and to TRI, a right of first refusal to become the exclusive licensee of US Order's patented automated order and payment system technology in Malaysia.

        5.04    Representations True and Covenants Performed at Closing.
The representations and warranties made by the Shareholder and the Company in this Agreement shall be correct and complete in all material respects on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. The Shareholder and the Company shall have duly performed and complied in all material respects with all of the agreements, covenants, acts and undertakings to be performed or complied with by each of them on or prior to the Closing Date. The Shareholder and the Company shall deliver to the Purchaser a certificate dated as of the Closing Date executed by the Shareholder and the Company, certifying the fulfillment of the conditions of this Section 5.02.

        5.05    Schedules and Exhibits Completed.

                (a) Within thirty (30) days after the date hereof, the Company and the Shareholder shall have provided the Purchaser with all of the information required by each Schedule hereto and the Company and the Shareholder shall have delivered to the Purchaser by such date, copies of each Schedule hereto, certified by a Secretary or Assistant Secretary of the Company to be accurate and complete.

                (b) On the Closing Date the Company and the Shareholder shall have delivered to the Purchaser signed copies of all of the Exhibits required by the terms of this Agreement.

        5.06 No Injunction, Etc. No Litigation, Regulation, Order or legislation shall have been instituted, threatened or proposed before or by any court or U.S. or Malaysian Governmental Authority to enjoin, restrain, prohibit, or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby, if such Litigation, Regulation, Order or legislation, in the reasonable judgment of the Purchaser, would make it unlawful to consummate such transactions.

        5.07 Incumbency Certificate. Each of the Company and the Shareholder shall have delivered to the Purchaser an incumbency certificate or certificates dated the Closing Date certifying the incumbency of all officers of the Company and the Shareholder, as the case may be, who have executed this Agreement. These certificates shall contain specimens of the signatures of each of such officers whose incumbency or authority is certified and shall be executed by an officer of the Company and the Shareholder, as the case may be, but not an officer whose incumbency or authority is certified.

        5.08 Board Membership. On the Closing Date the Purchaser shall have received a copy, certified by the Secretary or Assistant Secretary of the Company, of resolutions of the Board of Directors of the Company and the Shareholders of the Company electing a representative of the Purchaser to the Company's Board of Directors, effective the Closing Date.

        5.09    Governmental and Shareholder Approvals.

                (a) All consents and approvals of U.S. and Malaysian Governmental Authorities and Third Parties, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received by the Purchaser.

                (b) Before the closing date, the Purchaser shall have obtained the approval of its shareholders necessary to permit the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, within 30 days after the date hereof, the Purchaser shall use its best endeavors to procure the agreement of TRI, its significant shareholder, to vote its shares in MHS in favor of: (i) MHS's acquisition of 24.9% of the Common Stock of the Company: and (ii) MHS's entrance into, and performance of this Agreement, the Registration Rights Agreement, and all other documents, instruments, and agreements necessary to consummate the transactions contemplated hereby or thereby.

        5.10 Good Standing Certificates. The Purchaser shall have received (i) a certificate of the Secretary of State of the State of Delaware, stating that the Company is a corporation in existence under the laws of the State of Delaware, and (ii) certificates of the appropriate officials of the Commonwealth of Virginia, stating that the Company is duly qualified and in good standing to transact business as a foreign corporation in Virginia.

        5.11 Resolutions. The Purchaser shall have received resolutions of the Boards of Directors of the Shareholder and the Company authorizing and approving the transactions contemplated by this Agreement, certified by the Secretary or Assistant Secretary of each of the Shareholder and the Company.

        5.12 Opinions of Counsel. The Purchaser shall have received opinions, which are reasonable and customary for the protection of a purchaser in a stock purchase transaction, dated the Closing Date: (i) of Andrew M. Paalborg, Vice President and General Counsel to the Shareholder and the Company, substantially in the form attached hereto as Exhibit 5.10
(a); and (ii) of an outside counsel mutually satisfactory to the parties who is licensed to practice law in the State of Virginia, in the form attached hereto as Exhibit 5.10 (b).


                                 ARTICLE VI
                           CONDITIONS PRECEDENT TO
               OBLIGATIONS OF THE SHAREHOLDER AND THE COMPANY

        The obligations of the Shareholder and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Shareholder and the Company, jointly, but not severally, for purposes of consummating such transactions; but without prejudice to any other right or remedy which the Shareholder or the Company may have hereunder as a result of any misrepresentation by, or breach of any agreement, covenant or warranty of Purchaser contained in this Agreement.

        6.01    Representations True and Covenants Performed at Closing.
The representations and warranties made by the Purchaser in this Agreement shall be correct and complete on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. The Purchaser shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by it on or prior to the Closing Date. The Purchaser shall deliver to the Shareholder and the Company a certificate dated as of the Closing Date certifying as to the fulfillment of the conditions of this Section 6.01.

        6.02 No Injunction, Etc. No Litigation, Order, Regulation, Order or legislation shall have been instituted, threatened or proposed before any court or U.S. or Malaysian Governmental Authority to enjoin, restrain, prohibit, or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby, if such Litigation, Regulation or legislation, in the reasonable judgment of the Shareholder and the Company would make it unlawful to consummate such transactions.

        6.03 Governmental Approvals. All consents and approvals of U.S. and Malaysian Governmental Authorities and Third Parties, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received by the Shareholder and the Company.

        6.04 Resolutions. The Purchaser shall have delivered to the Shareholder resolutions of its Board of Directors and Shareholders (or their equivalent under Malaysian law) authorizing and approving the transactions contemplated by this Agreement, certified by the Secretary or Assistant Secretary of the Purchaser (or his equivalent under Malaysian law).

                                 ARTICLE VII
                            ADDITIONAL AGREEMENTS

        7.01 Exclusivity. From the date hereof until the earlier of the Closing Date or the termination of this Agreement prior to Closing pursuant to Article VIII, the Shareholder shall negotiate solely with the Purchaser concerning the transactions described herein and not directly, or through an agent or Third Party acting directly or indirectly on behalf of the Company or the Shareholder, solicit or negotiate any offers or indications of interest from any other Person or Persons or enter into any Contract with any other Person or Persons regarding any business combination or sale of stock of the Company or any sale or transfer of assets of the Company and other than the sale of services in the ordinary course of business consistent with past practices.

        7.02 Right to Purchase Additional Shares. In the event that the Company issues any additional shares of its capital stock after the Closing Date, the Purchaser shall have a right of first refusal to acquire such additional shares up to the limits permitted by U.S. law. The Purchaser's right of first refusal shall not apply, however, to any issuance of capital stock by the Company to its employees pursuant to any Employee Benefit Plan.

        7.03 Access. From the date hereof until the Closing Date, the Company will: (a) afford to the Purchaser and its respective representatives, during regular business hours and upon reasonable notice, such access to the personnel, plants, offices, warehouse, properties, aircraft and related equipment, books and records of the Company as the Purchaser may reasonably request in connection with the transactions contemplated by this Agreement and (b) furnish to the Purchaser and its respective representatives, during regular business hours and upon reasonable notice, such access to additional financial and operating data as the Purchaser may reasonably request in connection with the transactions contemplated by this Agreement; provided however, that any investigation made by the Purchaser shall be conducted in such a manner as not to interfere with the operation of the Business of the Company; and provided further, however, that the Shareholder shall not be obligated to cause the Company to afford to the Purchaser or its respective representatives access to any materials if such access would impair any attorney-client privilege of the Shareholder or the Company.

        7.04 Consents and Approvals. The Shareholder, the Company and the Purchaser agree to obtain, not later than 120 days after the date hereof, the waiver, consent and approval of all Persons, including, without limitation, all U.S. and Malaysian Governmental Authorities, whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement, or (ii) is required by any Contract or License of the Company, the Shareholder or the Purchaser or any Order or License to which the Company, the Shareholder or the Purchaser is a party or subject on the Closing Date, and (x) which would prohibit, or require the waiver, consent or approval of any Person to, such transactions, or (y) under which such transactions would, without such waiver, consent or approval, constitute a Default under the provisions thereunder or violation thereof. All written waivers, consents and approvals obtained by the Shareholder, the Company or the Purchaser, as the case may be, shall be produced any time prior to or at Closing in form and content reasonably satisfactory to the Purchaser or the Shareholder, as the case may be.

        7.05 Public Announcements. The parties agree to publicly announce the existence and purpose of this Agreement at a mutually agreeable time. Other than this initial public announcement, however, none of the Company, the Purchaser, or the Shareholder, nor any of their representatives, shall make any public announcement or disclosure to any Person without a need to know in connection with this Agreement or the transactions contemplated hereby without the prior consent of the Purchaser or the Shareholder, as the case may be, unless required by Regulation or judicial process, in which case notification shall be given and a copy of any proposed release delivered to the Purchaser or the Shareholder, as the case may be, prior to such disclosure.

        7.06 Closing Conditions. Each of the Company, the Purchaser and the Shareholder agrees to use its commercially reasonable efforts to satisfy the closing conditions required to be satisfied by it or them as set forth in Articles V and VI of this Agreement.

        7.07 Supplements to Schedules. The Company and the Shareholder shall from time to time after the date hereof, prior to the Closing Date, supplement or amend the Schedules referred to in Article II with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or describe in such Schedules.

        7.08 Expenses. Unless otherwise provided in this Agreement, the Purchaser, the Company and the Shareholder shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, attorneys and accountants.


                                ARTICLE VIII
                             REGISTRATION RIGHTS

        8.01 Registration Rights Agreement. Prior to or at the Closing, the Company and the Purchaser shall enter into a registration rights agreement (the "Registration Rights Agreement") substantially in the form of
Exhibit 8.01 hereto.


                                 ARTICLE IX
                                 TERMINATION

        9.01 Method of Termination. This Agreement and the transactions contemplated by it may be terminated at any time prior to the Closing Date:


                (a) by the mutual consent of the Shareholder, the Company and the Purchaser;

                (b) by the Purchaser if (i) any representation or warranty made by either the Company or the Shareholder is false or misleading when made, or (ii) if either the Shareholder or the Company makes any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

                (c) by the Company or the Shareholder if (i) any representation or warranty made by the Purchaser is false or misleading when made, or (ii) if the Purchaser makes any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or

                (d) by either the Purchaser, the Shareholder or the Company upon the Material breach (in the case of the Purchaser's right to terminate, a material breach on the part of the Company and/or the Shareholder, and in the case of the Shareholder's or the Company's right to terminate, a material breach on the part of the Purchaser) of the terms of this Agreement, unless the defaulting party or parties cures said material breach within thirty (30) days of its occurrence.


                                  ARTICLE X
                               CONFIDENTIALITY

        10.01 Confidentiality. Each of the parties hereto agrees that for three years after the date hereof it will not, and will use its best efforts to ensure that none of its representatives, agents or employees will, without the prior written consent of the party to whom the information belongs, use in the conduct of its business (except as contemplated by this Agreement), or submit or disclose to or file with any other person, any confidential or non-public information relating to any other party hereto, except for a disclosure that shall be required by Regulation or judicial process.


                                 ARTICLE XI
                                 DEFINITIONS

        The following terms (in their singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise:

        11.01 "Affiliate" of a Person shall mean: (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with the other Person, or (ii) any officer, director, partner, employee, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of the other Person, (iii) or any entity for which any Person described in clause (ii) above acts in any capacity.

        11.02 "Agreement" means this Stock Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto and each of which is incorporated in and made a part of this Agreement by this reference and each of which may be referred to in this Agreement without being attached hereto.

        11.03 "Business" means the business of leasing and operating aircraft and providing regularly scheduled and charter airline service to passengers as presently conducted by the Company.

        11.04 "Closing" shall mean the consummation of the stock acquisition and the other transactions contemplated by this Agreement.

        11.05 "Closing Date" shall mean 10:00 o'clock a.m. local time in Petaling Jaya, West Malaysia on a date mutually agreed to by the parties, but not later than February 28, 1994.

        11.06 "Code" means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

        11.07 "Common Stock" means on the date hereof, the 1,000 shares of common stock $1.00 par value of the Company, of which 100 shares are issued and outstanding, all of which are owned by the Shareholder on the date hereof. On or before the Closing, the Certificate of Incorporation of the Company will be amended to authorize the Company to issue 20,000,000 shares of common stock, $.001 per share, 10,000,000 shares of which will be issued outstanding to the Shareholder and the Purchaser on the Closing Date. On and after the date of said amendment, therefore, the term "Common Stock" means the 20,000,000 shares of common stock of the Company $.001 par value per share.

        11.08 "Company Shares" means the 1,126,363.636 shares of Common Stock of the Company, par value $.001 per share, to be issued by the Company on the Closing Date and sold to the Purchaser pursuant to the terms hereof.

        11.09 "Contract" means any material written or oral contract, agreement, lease, plan, debt instrument, commitment, undertaking to which any person is a party, or practice that as a matter of law is binding on any Person.

        11.10 "Default" means (1) a material breach of or material default under any Contract or License, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a material breach of or material default under any Contract or License, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate, change the material terms of, or renegotiate any Contract or License or to accelerate, increase, or impose any material Liability under any Contract or License or to otherwise materially and adversely affect any of a Person's rights or obligations under any Contract or License.

        11.11 "Employee Benefit Plan" means collectively, each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plan, any other written or unwritten material employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other material employee benefit plan or material fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or any ERISA Affiliate thereof for the benefit of employees, retirees, directors or independent contractors of the Company (or their dependents, spouses, or other beneficiaries) and under which any such employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Employee Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." The term "ERISA Affiliate" is defined in Section 2.25(a) hereof.

        11.12 "Environmental Claim" means any proceeding in any court or before or by any Governmental Authority or private arbitrator, mediator, or tribunal, or any claim, demand, complaint or investigation asserted or brought against the Business, the Company or its assets (including, without limitation, notice or other communication (written or oral) by any Person alleging potential liability for investigatory costs, cleanup costs, private or governmental response or remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based upon, or resulting from (i) any Environmental Matter or (ii) any circumstances or state of facts forming the basis of any Liability or alleged Liability under, or any violation or alleged violation of, any Environmental Law.

        11.13 "Environmental Laws" means all Regulations regulating pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended,
42 U.S.C. Sections 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 9601 et seq. ("RCRA"), the Toxic Substance Control Act, 15 U.S.C. Sections 2601-2604, and other Regulations relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise regulating the generation, use, treatment, storage, disposal or transport of any Hazardous Substance.
.
        11.14 "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

        11.15 "Financial Statements" the balance sheets of the Company as at the end of each of the last three (3) fiscal years and the statements of income and cash flow for the years then ended, together with the notes and schedules thereto and the balance sheets as at September 30, 1993, and the statements of income and cash flows for the quarter and nine (9) months then-ended.

        11.16 "GAAP" shall mean generally accepted accounting principles, consistently applied, or the equivalent thereof for Malaysian Corporations.

        11.17 "Governmental Authority" shall mean any federal, state, county, local, foreign or other governmental agency ministry, department, instrumentality, commission, authority board or subdivision thereof, or any foreign equivalent therefor.

        11.18 "Hazardous Substance" means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any petroleum, petroleum products, or oil.

        11.19   "IRS" means the United States Internal Revenue Service.

        11.20 "Knowledge of the Shareholder" or "Knowledge of the Company" means the matters that either the Shareholder or the Company either actually knows or would have known from a reasonable review of all relevant records of the Company and the Shareholder.

        11.21 "Leased Personal Property" means all Personal Property that is not owned by the Company that the Company either uses or has the right to use.

        11.22 "Leased Real Property" means all Real Property that is not owned in fee simple by the Company that the Company either occupies or uses or has the right to occupy or use.

        11.23 "Liability" means any direct or indirect, primary or secondary, liability, indebtedness, penalty, obligation, expense (including, without limitation, costs of investigation, collection and defense) claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements) of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured, known or unknown or otherwise.

        11.24 "License" means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing to which any Person is a party or that is binding on any Person or its securities, assets or business.

        11.25 "Lien" means any mortgage, lien, security interest, pledge, hypothecation, encumbrance, restriction, reservation, encroachment, infringement, easement, conditional sale agreement, title retention or other security arrangement, defect of title, adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest.

        11.26 "Litigation" means any judicial or administrative action or other proceeding, arbitration, cause of action, claim, complaint, criminal prosecution, demand, hearing, inquiry, investigation (governmental or otherwise), notice (written or oral) by any Person alleging potential Liability relating to or affecting the Company, its assets, the Business, or the transactions contemplated by this Agreement.

        11.27 "Loss" means any and all demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, causes of action, suits, losses, damages, punitive, exemplary or any other damages or losses that would be incurred or suffered, Liabilities, costs, expenses (including without limitation, (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) reasonable attorneys' fees and expenses necessary to enforce rights to indemnification hereunder, and (iii) consultant's fees and other costs of defense or investigation), and interest on any amount payable to a Third Party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date.

        11.28 "Material Adverse Change" or "Material Adverse Effect" means (a) any material adverse change in or effect on (i) the business, operations, assets, Liabilities, condition (financial or otherwise), financial position, cash flow, results of operations or prospects of such Person from the financial condition of the Company's Business set forth in Attachment C to a letter dated 21 October, 1993 from T. Coleman Andrews, III, President and Chief Executive Officer of the Shareholder, to Wan Malek Ibrahim, Executive Director of the Purchaser, (ii) the ability of such party to consummate the transactions contemplated by this Agreement, or (iv) the ability of such party to perform any of its obligations under this Agreement if such change or effect materially impairs the ability of such party to perform its obligations hereunder or thereunder, taken as a whole.


        11.29 "Order" means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign, or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a party.

        11.30 "Permitted Liens" means (i) Liens for taxes not yet due and payable, (ii) Liens disclosed in Schedules 3.10 and 2.12 and (iii) Liens which have arisen in the ordinary course of business and which do not, in the aggregate, materially impair the use or value of the property or assets encumbered.

        11.31 "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association or any person acting in a representative capacity.

        11.32 "Personal Property" means collectively all of the personal property or interests therein owned, leased, used or controlled by the Company including, without limitation, aircraft, machinery, tools, equipment (including office equipment and supplies), furniture, furnishings, fixtures, vehicles, leasehold improvements, all other tangible personal property other than Inventory (which is specifically excluded from the Personal Property).

        11.33 "Purchase Price" means the consideration to be paid to the Shareholder and the Company by the Purchaser for the purchase and sale of the Shares pursuant to this Agreement and which shall be paid in accordance with Section 1.02 hereof.

        11.34 "Real Property" means collectively all the real property or interests therein owned, leased, occupied, used or controlled by the Company, together with all rights, easements, tenements, hereditaments, appurtenances, privileges, immunities, and other benefits belonging or appertaining thereto which run with said real property.

        11.35 "Registration Rights Agreement" means that certain Registration Rights Agreement dated the date hereof, between the Company and the Purchaser, substantially in the form of Exhibit 8.01 hereto.

        11.36 "Regulation" means any code, law, order, ordinance, regulation, rule, or statute existing and as in effect on the date hereof of any Governmental Authority or of any other type of regulatory body or authority.

        11.37 "Related Person" means, with regard to any natural Person, his spouse, parent, sibling, child, aunt, uncle, niece, nephew, in-law, grandparent and grandchild (including by adoption) and any trustees or other fiduciaries for the benefit of such relatives.

        11.38   "Schedules"  means the disclosure schedules referenced to in
Article II of this Agreement or other schedules referred to herein, each of which is incorporated herein and made a part hereof by this reference.

        11.39 "Shareholder Shares" means the 1,363,636.363 shares of Common Stock of the Company, par value $.001 per share, owned by the Shareholder which are to be sold by the Shareholder to the Purchaser pursuant to the terms hereof.

        11.40 "Shares" means collectively, the Shareholder's shares and the Company's Shares of Common Stock, par value $.001 per share, of the Company.

        11.41 "Subsidiary" means any corporation of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation which is at the time directly or indirectly owned or controlled by another corporation, or by any one or more Subsidiaries of such other corporation, or by such other corporation and one or more of its Subsidiaries.

        11.42 "Taxes" means any federal, state, county, local, foreign or other tax, assessment, charge, fee, or similar imposition, including without limitation, charges in lieu of taxes and interest or penalties thereon or with respect thereto.

        11.43 "Tax Returns" means all returns, reports, filings, declarations and statements that relate to taxes and that are required to be filed, recorded, or deposited with any Governmental Authority.

        11.44 "Third Parties" means any Person that is none of the Purchaser, the Company or the Shareholder or an Affiliate of any of the Purchaser, the Company or the Shareholder.

        11.45 "Undisclosed Liabilities" means any known or unknown Liability that is not fully reflected or reserved against in the Financial Statements or fully disclosed in a Schedule or is not required to be disclosed in a Schedule by the terms of this Agreement other than a Liability incurred by the Company in the ordinary course of business after September 30, 1993.


                                 ARTICLE XII
                               MISCELLANEOUS

        12.01 Entire Agreement. This Agreement and the documents specifically referred to herein or executed and delivered concurrently herewith, constitute the entire agreement, understanding, representations and warranties of the parties hereto and supersede any prior agreement, understanding, representation, warranty, documents or drafts relating to the subject matter of this Agreement including, without limitation, that certain Memorandum of Understanding dated October 14, 1993 between the Purchaser and the Shareholder. The language of this Agreement has been negotiated and accepted by all parties and their counsel and no party shall be considered the draftsman and this Agreement shall be construed literally and not more harshly against any one party than any other party.

        12.02 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person, by cable, telecopy, telegram or telex, or three (3) days after delivery by mail (certified or registered postage prepaid, return receipt requested), or one (1) day after depositing with a nationally recognized overnight courier service for next day delivery, to the respective parties as follows:

                (a)      If to the Purchaser:
                                 Malaysian Helicopter Services Berhad
                                 No. 9A, Jalan Kemajuan, Section 13
                                 46200 Petaling Jaya
                                 Selangor Darul Ehsan
                                 West Malaysia
                                 Attention:  Mr. Wan Malek Ibrahim
                                 Fax:  011-60-3-755-3823

                (b)      If to the Shareholder and/or the Company:

                                 WorldCorp, Inc.
                                 13873 Park Center Road, Suite 490
                                 Herndon, Virginia  22071
                                 USA
                                 Attention:  Mr. T. Coleman Andrews, III
                                 Fax:  (703) 834-9211

or (c) to such other address as the party to be notified shall have furnished to the other parties in writing. Any notice given in accordance with this Section 12.02 shall be effective only upon receipt by the party to whom sent.

        12.03 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

        12.04 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

        12.05 Assignment. This Agreement shall not be assignable by any of the parties hereto without the written consent of the other parties hereto.

        12.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

        12.07 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy.

        12.08 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

        12.09 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        12.10 Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF VIRGINIA INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. Each of the Purchaser, the Company, and the Shareholder (i) hereby irrevocably submits itself to the non-exclusive jurisdiction of the courts of the Commonwealth of Virginia, Fairfax County, Virginia, of the United States, and to the non-exclusive jurisdiction of the District Court for the Eastern District of Virginia, for the purposes of any suit, action or other proceeding arising out of this Agreement or the Registration Rights Agreement, the subject matter hereof or thereof or any of the transactions contemplated hereby or thereby brought by any of the parties hereto or thereto or their successors and assigns, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, to the extent permitted by applicable law, that the suit, action or proceeding referred to in clause (i) above is brought in any inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the Registration Rights Agreement or the subject matter hereof or thereof may not be enforced in or by such courts. Final judgment against any of the parties hereto or to the Registration Rights Agreement in any suit in any court referred to in clause (i) above shall be conclusive, and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness or liability of the parties therein described; provided that the plaintiff may at its option bring suit, or institute other judicial proceedings, against any party or any of its assets in the courts of any country or place where such party or such assets may be found.

        12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12.12   Time of Essence.  Time is of the essence in this Agreement.

        12.13 Amendments. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto, or by their respective successors and assigns.

        IN WITNESS WHEREOF, the Company, the Purchaser and the Shareholder have duly executed this Agreement as of the date first above written.


THE COMPANY:                             THE PURCHASER:

WORLD AIRWAYS, INC.                      MALAYSIAN HELICOPTER SERVICES
                                                  BERHAD

By:     /s/ T. Coleman Andrews, III      By:      Wan Malek Ibrahim
Its:    CEO                                       Its:    Executive Director

Attest:                                  Attest:

/s/ Ahmad M. Khatib                      /s/ Ma'som Mahadi
Senior Vice President                    Commercial Director

[CORPORATE SEAL]                         [CORPORATE SEAL]


THE SHAREHOLDER:

WORLDCORP, INC.

By:     /s/ T. Coleman Andrews, III
Its:    CEO and President

Attest:

/s/ Ahmad M. Khatib
Senior Vice President

[CORPORATE SEAL]

Schedule 2.02

Foreign Qualification of World Airways, Inc.


        1.      California
        2.      Florida
        3.      Massachusetts
        4.      New Jersey
        5.      New York
        6.      Pennsylvania
        7.      South Carolina
        8.      Virginia

Schedule 2.05

Conflicts


                                    None

Schedule 2.07

Financial Statements



1. Consolidated Financial Statements of World Airways, Inc. as of and for the Year Ended December 31, 1992 and Unaudited Consolidated Financial Statements of World Airways, Inc. as of and for the Nine Months Ended September 30, 1993.*

2. Consolidated Financial Statements of World Airways, Inc. as of and for the Year Ended December 31, 1992 and Year Ended December 31, 1991.*

3. Consolidated Financial Statements of World Airways, Inc. as of and for the Year Ended December 31, 1991 and Year Ended December 31, 1990.*

4. Consolidated Financial Statements of World Airways, Inc. as of and for the Years Ended December 31, 1990 and Year Ended December 31, 1989.*

5. Consolidated Financial Statements of World Airways, Inc. as of and for the Years Ended December 31, 1989 and Year Ended December 31, 1988.*

6. Form 10-Q Quarterly Report of WorldCorp, Inc. for the Quarter Ended September 30, 1993, filed with the Securities and Exchange
       Commission on November 15, 1993.



*  Previously delivered to the Buyer.

Schedule 2.09

Taxes



                                    None

Schedule 2.10

Litigation



        On August 11, 1992, the Company, WorldCorp, Inc., and certain other commercial paper customers of Washington Bancorporation ("WBC") were served with a complaint by WBC as debtor-in-possession by and through the Committee of Unsecured Creditors of WBC (the "Committee"). The complaint arises from investment proceeds totalling $6.8 million received by WorldCorp and the Company from WBC in May 1990 in connection with the maturity of WBC commercial paper. The Committee seeks to recover this amount on the grounds that these payments constituted voidable preferences and/or fraudulent conveyances under the United States Bankruptcy Code and under applicable state law. WorldCorp filed a motion to dismiss this litigation as it pertains to it and to the Company on June 9, 1993 and the Company intends to vigorously contest the liability.
        No assurances can be given of the eventual outcome of this litigation.

        There is a dispute between Mutual Life Insurance Company of New York ("MONY"), as supported by WBC, and other significant creditors as to the benefits of the continued prosecution of the litigation. MONY and WBC have moved for authorization for MONY to prosecute the adversary proceedings and the FDIC has opposed the motion.

Schedule 2.11(a)

Necessary Reviews


1.     United States Department of Transportation

2.     United States Federal Trade Commission

3.     United States Department of Justice

4. Committee on Foreign Investment in the United States (Interagency committee chaired by the Secretary of the United States Department of Treasury)

5.     Defense Investigative Service of the United States Department of
       Defense

Schedule 2.12

Titles to Properties; Liens


1. Security interest held by BNY Financial Corporation in the Company's interest in one GE CF6-D1A aircraft engine (Serial No. 451-109), spare parts used in McDonnell Douglas DC-10-30 aircraft and Boeing 727 aircraft, together with certain inventory, equipment, general intangibles, receivables, aircraft and aircraft leases.

2. Security interest held by International Lease Finance Corporation ("ILFC") in the Company's interest in spare parts for use on the ILFC MD-11 aircraft.

3. Security interest held by Wilmington Trust Company, as Trustee ("WTC") for the benefit of GATX Capital Corporation ("GATX") in the Company's interest in spare parts for use on the GATX MD-11 aircraft.

4. Security Interest held by McDonnell Douglas Corporation ("MDC") in the Company's interest in spare parts for use on MD-11 aircraft.

5. Security interest held by Terandon Leasing Corporation in the Company's interest in one GE CF6-50C2 aircraft engine (Serial No. 455-788).

6. Security interest held by First Security Bank of Utah, N.A., as Trustee for the benefit of Potomac Capital Investment Corportion, in the Company's interest in a McDonnell Douglas DC-10-30CF aircraft (Serial No. 46836, N107WA) and 3 GE engines (Serial Nos. 517-423, 517-438 & 517-466) and in the Lease Agreement for such aircraft and engines.

7. Security interest held by The Connecticut National Bank, as Trustee for the benefit of McDonnell Douglas Finance Corporation and Mitsui & Co. (U.S.A.), Inc., in the Company's interest in 3 McDonnell Douglas DC-10-30CF aircraft (Serial Nos. 46835, N106WA; 46837, N108WA; and 47820, N112WA), 9 GE CF6-50C2 engines (Serial Nos. 517-629, 517-478 & 517-437; 517-630, 517-464 & 517-422; and 517-644,
       517-465 & 517-496) and 2 spare GE CF6-50C2 engines (Serial Nos. 517-471 & 517-628).

8. Security interest held by PK AirFinance International Corporation in the Company's interest in a GE CF6-50C2 engine (Serial No. 517-309) (First Lien).

9. Security interest held by GATX in the Company's interest in a GE CF6-50C2 engine (Serial No. 517-309) (Second Lien).

10. Security interest held by Svenska Finans International BV in the Company's interest in a GE CF6-50C2 engine (Serial No. 517-338).

Schedule 2.13

Environmental



                                    None

Schedule 2.14

Officers and Directors of World Airways, Inc.

Officers

Chairman of the Board and
 Chief Executive Officer. . . . . . . . . . . . . . .T. Coleman Andrews, III

President . . . . . . . . . . . . . . . . . . . . . . . .Charles W. Pollard

Chief Financial Officer and Treasurer . . . . . . . . . . . A. Scott Andrews

Executive Vice President-Sales and Marketing. . . . . . . . .Ahmad M. Khatib

Executive Vice President-Operations . . . . . . . . . . Joseph J. Shallcross

Senior Vice President-
 Government and Legal Affairs and
 Assistant Secretary. . . . . . . . . . . . . . . . . . . . . . . Vance Fort

Vice President and Secretary. . . . . . . . . . . . . . . Andrew M. Paalborg

Vice President-Sales and Marketing. . . . . . . . . . . . . .Robert M. Perry

Vice President-Pax Sales/Service. . . . . . . . . . . . . .Stephen I. Berger

Vice President-Cargo Sales/Service. . . . . . . . . . . . K.M. (Joe) Fralick

Vice President-Flight Operations. . . . . . . . . . . . . . . .Peter Villano

Vice President-Technical Services . . . . . . . . . . . . . . James A. Smith

Vice President-Customer Services. . . . . . . . . . . . . . .Russell Rumenik


Directors

1.      T. Coleman Andrews, III
2.      Charles W. Pollard
3.      A. Scott Andrews
4.      Russell L. Ray, Jr.
5.      Alan Bruce Magary

Schedule 2.15(a)

Material Contracts


Leases of Aircraft and Engines

       1. Agreement among World Airways, Inc. (the "Company"), WorldCorp, Inc., International Lease Finance Corporation ("ILFC"), McDonnell Douglas Corporation ("MDC") and McDonnell Douglas Finance Corporation ("MDFC"), dated July 9, 1993, regarding the assignment and assumption of two McDonnell Douglas DC-10-30 aircraft.

                a. Assignment and Assumption and Consent and Release, among the Company, WorldCorp, Inc., MDC, and MDFC, dated July 9, 1993, for a McDonnell Douglas DC-10-30 (N114WA) aircraft.

                b. Assignment and Assumption and Consent and Release, among the Company, WorldCorp, Inc., MDC, and MDFC, dated July 9, 1993, for a McDonnell Douglas DC-10-30 (N115WA) aircraft.

       2. Aircraft Lease Agreement between the Company and Wilmington Trust Company ("WTC")/GATX Capital Corporation ("GATX"), dated January 15, 1993, for a MD-11 aircraft (Serial No. 48458, N280WA) and 3 Pratt & Whitney engines (Serial Nos. P724032, P723802 & P723811), as supplemented by a Lease Supplement, dated April 23, 1993.

                a. Spare Parts Lease Agreement between the Company and GATX, dated April 15, 1993.

                b. Letter Agreement between the Company and GATX, dated October 29, 1993 regarding rent deferrals.

       3. Aircraft Lease Agreement between the Company and ILFC, dated September 30, 1992, for a MD-11 aircraft (Serial No. 48518, N271WA) and 3 Pratt & Whitney engines (Serial Nos. P723942, P723945 & P723943), as amended by Amended and Restated Side Letter No. 1, dated September 30, 1992, Side Letter No. 2, dated September 30, 1992, Amendment No. 1 to Aircraft Lease Agreement, dated November, 1992, and Amendment No. 2 to Aircraft Lease Agreement, dated March 8, 1993.

                a. Agency Agreement between the Company and ILFC, dated January 15, 1993.

                b. Assignment of Rights (Airframe) between the Company and ILFC, dated March 8, 1993.

                c. Assignment of Rights (Engines) between the Company and ILFC, dated March 1, 1993.

       4. Aircraft Lease Agreement between the Company and ILFC, dated September 30, 1992, for a MD-11 aircraft (Serial No. 48437, N272WA) and 3 Pratt & Whitney engines (Serial Nos. P723913, P723912 & P723914), as amended by Amended and Restated Side Letter No. 1, dated September 30, 1992, Side Letter No. 2, dated September 30, 1992, Amendment No. 1 to Aircraft Lease Agreement, dated October 27, 1992, Amendment No. 2 to Aircraft Lease Agreement, dated March 31, 1993, and Amendment No. 3 to Aircraft Lease Agreement, dated April 15, 1993.

                a. Agency Agreement between the Company and ILFC, dated January 15, 1993.

                b. Assignment of Rights (Airframe) between the Company and ILFC, dated April 15, 1993.

                c. Assignment of Rights (Engines) between the Company and ILFC, dated April 15, 1993.

       5. Aircraft Lease Agreement between the Company and ILFC, dated September 30, 1992, for a MD-11 aircraft (Serial No. 48519, N273WA) and 3 Pratt & Whitney engines (Serial Nos. P723957, P723958 & P723956), as amended by Amended and Restated Side Letter No. 1, dated September 30, 1992, Side Letter No. 2, dated September 30, 1992, Amendment No. 1 to Aircraft Lease Agreement, dated October 27, 1992, and Amendment No. 2 to Aircraft Lease Agreement, dated April 22, 1993.

                a. Agency Agreement between the Company and ILFC, dated January 15, 1993.

                b. Assignment of Rights (Airframe) between the Company and ILFC, dated April 22, 1993.

                c. Assignment of Rights (Engines) between the Company and ILFC, dated March 1, 1993.

       6. Aircraft Lease Agreement between the Company and ILFC, dated September 30, 1992, as amended by Amended and Restated Side Letter No. 1, dated September 30, 1992, and Side Letter No. 2, dated September 30, 1992.

       7. Aircraft Lease Agreement between the Company and ILFC, dated September 30, 1992, as amended by Amended and Restated Side Letter No. 1, dated September 30, 1992, and Side Letter No. 2, dated September 30, 1992.

       8. Aircraft Lease Agreement between the Company and ILFC, dated September 30, 1992, as amended by Amended and Restated Side Letter No. 1, dated September 30, 1992, and Side Letter No. 2, dated September 30, 1992.

       9. General Terms Engine Lease Agreement between the Company and Terandon Leasing Corporation, dated April 26, 1991, for one GE CF6-50C2 aircraft engine (Serial No. 455-788), and accompanying Aircraft Engine Lease Agreement of same date.

       10. Lease Agreement between the Company and First Security Bank of Utah ("FSBU"), as trustee (as assigned to Potomac Capital Investment Corporation ("Potomac") and Heller Financial, Inc. ("Heller")), dated January 15, 1991, for a McDonnell Douglas DC-10-30CF aircraft (Serial No. 46836, N107WA) and 3 GE engines (Serial Nos. 517-423, 517-438 & 517-466), as supplemented by Lease Supplement No. 1, dated January 15, 199[0] [sic].

                a. Participation Agreement between the Company, Potomac, Heller, DPF Airlease, Inc. VIII, and FSBU, dated January 15, 1991.

                b. Tax Indemnity Agreement between the Company and DPF Airlease, Inc. VIII, dated January 15, 1991.

                c. Letter Agreement between the Company and Potomac, dated September 17, 1993, regarding rent deferrals.

                d. Promissory Note from the Company to Potomac in the amount of $1,802,755.04.

                e. Letter Agreement between the Company and Heller, dated November 2, 1993, regarding rent deferrals.

                f. Promissory Note from the Company to Heller in the amount of $485,600, dated November 30, 1993.

       11. Lease Agreement between the Company and Michael A. Meagher as trustee (assigned to Aircraft 46891, Inc.), dated February 8, 1988, for a McDonnell Douglas DC-10-30CF aircraft (Serial No. 46891, N105WA) and 3 GE engines (Serial Nos. 517-316, 517-218 & 455-196), as amended by Amendment to
                Lease Agreement, dated February 25, 1988, Amendment No. 2 to Lease Agreement, dated March 7, 1988, Amendment No. 3 to Lease Agreement, dated March 11, 1988, Amendment No. 4 to Lease Agreement, dated March 18, 1988, Lease Supplement No. 1, dated October 13, 1988, and Amendment to Lease Agreement, dated October 13, 1988.

                a.       Guaranty by WorldCorp, Inc., dated February 8,
                         1988.

                b. Letter Agreement between the Company, The CIT Group/Equipment Financing, Inc. ("CIT"), and WorldCorp, Inc., dated October 19, 1993, regarding the termination of the lease and the return of the aircraft and the engines to CIT.

       12. Lease Agreement between the Company and The Connecticut National Bank (assigned to Federal Express Corporation), dated March 30, 1987, for 3 McDonnell Douglas DC-10-30CF aircraft (Serial Nos. 46835, N106WA; 46837, N108WA; and 47820, N112WA), 9 GE CF6-50C2 engines (Serial Nos. 517-629,
                517-478 & 517-437; 517-630, 517-464 & 517-422; and 517-644,
                517-465 &517-496) and 2 spare GE CF6-50C2 engines (Serial

                Nos. 517-471 & 517-628), as supplemented by Lease Supplement No. 1, dated April 1, 1987, and as amended by Amendment No. 1, dated May 14, 1993, and Amendment No. 2, dated May 14, 1993.

                a. Guaranty and Amendment Agreement by WorldCorp, Inc., dated June 23, 1987.

                b. Memorandum of Understanding between the Company, McDonnell Douglas Corporation, and WorldCorp, Inc., dated November 8, 1993 regarding rent deferrals.

       13. Lease Agreement between the Company and Heleasco Twenty-Two, Inc. for 1 GE CF6-50C2 engine (Serial No. 517-715), dated July 1, 1980.


Loans

       1. Accounts Receivable Management and Security Agreement between the Company and BNY Financial Corporation for $20 million line of credit, dated December 7, 1993.

                a. Aircraft Parts Security Agreement between the Company and BNY Financial Corporation, dated December 7, 1993.

       2. Sale, Loan and Security Agreement between the Company and MDC, dated March 8, 1993.

                a. Promissory Note from the Company in the amount of $24,000,000 (of which $5,000,000 has been drawn down by the Company).

       3. Security Agreement between the Company and ILFC, dated February 15, 1993.

                a. Promissory Note from the Company in the amount of $5,200,000 (of which $4,250,000 has been drawn down by the Company).

       4. Letter of Credit Facility, among the Company, WorldCorp, Inc. and American Security Bank, N.A., dated December 22, 1992.

       5. Aircraft Engine Security Agreement between the Company and PK Finans International Corporation for 1 GE CF6-50C2 engine (Serial No. 517-309), dated December 1, 1989.

                a. Secured Promissory Note from the Company in the amount of $3,080,000.

                b.       Guaranty by WorldCorp, Inc., dated December 1,
                         1989.

       6. Aircraft Engine Loan and Security Agreement between the Company and Cirrus Capital Corporation of Florida (assigned to Svenska Finans International BV) for 1 GE CF6-50C2 engine (Serial No. 517-338), dated November 30, 1989, as amended by First Amendment to Aircraft Engine Loan and Security Agreement, dated March, 1990.

                a. Promissory Note from the Company in the amount of $2,820,000, as amended by a Letter Agreement dated March, 1990.

                b.       Guaranty by WorldCorp, Inc., dated November 30,
                         1989.


Engine Contracts

       1. PW4462 Propulsion System Support Proposal for World Airways, Inc. from United Technologies Corporation (Pratt & Whitney Group), dated August 26, 1992.


Maintenance Contracts

       1. Maintenance Agreement between KLM Royal Dutch Airlines and Swissair for the Company, dated November 18, 1993.

       2. Maintenance Services Agreement between the Company and P.T. Garuda Indonesia, dated October 14, 1991.

       3. Aircraft Maintenance Agreement between the Company and Triad International Maintenance Corporation, dated October 1, 1991, as amended by a Letter of Amendment, dated October 31, 1991, and a Letter of Amendment, dated December 9, 1991.

       4. Agreement Number EPB/WO/20/06 between the Company and British Airways PLC, dated September 11, 1991.

       5. Agreement Number EPB/WO/20/04 between the Company and British Airways PLC, dated June 1, 1991.

       6. Aircraft Maintenance Services Agreement between the Company and Mobile Aerospace Engineering, dated February 16, 1991.

       7. Agreement Number EPB/WO/20/02 between the Company and British Airways PLC, dated February 15, 1991.

       8. Agreement between the Company and Caledonian Airmotive Limited, dated November 1, 1989.


Aircraft Airlift Services/Charter Agreements

       1. Cargo Aircraft Charter Agreement between the Company and UPS Worldwide Forwarding, Inc., dated December 6, 1993.

       2. Award/Contract between the Company and the Air Mobility Command, dated October 1, 1993.

       3. Passenger Aircraft Charter Agreement between the Company and Charters & Compagnies, dated October 1, 1993.

       4. Cargo Aircraft Charter Agreement between the Company and International Enterprises Group, S.A. (I.E.G.S.A.), dated September 22, 1993.

       5. Passenger Aircraft Charter Agreement between the Company and Jetsave Limited, dated July 29, 1993.

       6. Cargo Aircraft Charter Agreement between the Company and Burlington Air Express, dated May 10, 1993.

       7. Long Term Aircraft Charter Agreement between the Company and Malaysian Airline System Berhad, dated August 30, 1986, as amended by a Letter Agreement, dated May 9, 1988, as further amended by Amendment No.2 to Long Term Aircraft Charter Agreement, dated April 10, 1991.


Joint Venture Agreements

       1. Revised and Restated Agreement between the Company, Emery Worldwide Airlines, Inc., Evergreen International Airlines, Inc., Rich International Airways, Inc., and Sun Country Airlines, dated May 7, 1993.


Consignment Agreements

       1. Consignment Agreement between the Company and The Memphis Group, Inc., dated September 30, 1993, for spare parts for use on McDonnell Douglas DC-10-30 aircraft.

       2. Consignment Agreement between the Company and The Ages Group, a Limited Partnership, dated April 26, 1992, for rotable and expendable parts for use on McDonnell Douglas DC-10-10 aircraft.


Collective Bargaining Agreements

       1. Agreement between the Company and Flight Attendants employed by the Company, July 1, 1987 - June 30, 1992 (See Schedule 2.17(a) for description of current negotiations).

       2. Agreement between the Company and Cockpit Crewmembers employed by the Company, July 1, 1986 - July 30, 1992 (See
                Schedule 2.17(a) for description of current negotiations).

       3. Agreement between the Company and the Dispatchers employed by the Company, January 1, 1990 - June 30, 1993 (See
                Schedule 2.17(a) for description of current negotiations).


Employee Benefit Plans

       1. 401(k) Plan between the Company and Scudder Trust Company, dated June 10, 1992.

       2. World Airways, Inc. Flight Attendants Pension Plan dated December 31, 1987, as amended by Second Amendment to World Airways, Inc. Flight Attendants Pension Plan dated August 22, 1989.

       3. World Airways, Inc. Crewmembers Target Benefit Plan dated January 1, 1989.

Real Estate Leases

       1. Lease Agreement between the Company and Mattei Corporation, dated June 1, 1993, for office and warehouse space in Wilmington, Delaware.

       2. Agreement of Lease between the Company and Tinicum Properties Associates Limited Partnership, dated March 30, 1993, for flight attendant training center in Lester, Pennsylvania, as amended by First Amendment to Lease, dated July 9, 1993.

       3. Lease between WorldCorp, Inc. and Jensen & Mayta Properties, dated December 2, 1992, for print shop and training center for the Company, as amended by Letter Agreement, dated January 29, 1993.

       4. Agreement of Lease between I-295 Business Center and Robessa Enterprises, Inc. (the Company has an informal sublease), dated September 28, 1992.

       5. Office Lease between the Company and GT Renaissance Centre Limited Partnership, dated September 20, 1989, for office space in Herndon, Virginia, as amended by Addendum to Lease, (undated).


Insurance Contracts

       1. Aviation Hull and Liability issued by various insurance companies, effective December 1, 1993 through December 1, 1994.

       2. Aviation Hull War and Allied Perils issued by Lloyd's of London (Policy No. AV313/02 92), effective December 1, 1993 through December 1, 1994.

       3. Aviation Hull and Spares Deductible issued by Insurance Company of North America (Policy No. AV313/03 92), effective December 1, 1993 through December 1, 1994.

       4. Aviation All Risks Hull Total Loss Only issued by Lloyd's of London (Policy No. AV313/08 92), effective December 1, 1993 through December 1, 1994.

       5. Aviation Hull War Total Loss Only issued by Lloyd's of London (Policy No. AV313/09 92), effective December 1, 1993 through December 1, 1994.

       6. Mexican Aircraft Liability issued by Seguros America (Policy No. 5AA061556), effective March 5, 1993 through March 5, 1994.

       7. FAA Hull and Liability War Risk issued by the United States of America (Policy Nos. NON-PR-HMR-WO-401 and NON-PR-LWR-WO-
                401A), effective October 30, 1987 until further notice.

       8. FAA Department of State Hull and Liability War Risk issued by the United States of America (Policy Nos. NON-PR-HMR-WO-S401 and NON-PR-LWR-WO-S401A), effective February 27, 1991 until further notice.

       9. Automobile (All States) issued by Continental Insurance Company (Policy No. CLP 5156636), effective August 1, 1993 through August 1, 1994.

       10. Cargo Legal Liability issued by Federal Insurance Company (Policy No. 654-95-36), effective May 1, 1993 through May 1, 1994.

       11. Crime (3-D) issued by National Union Fire of Pittsburgh, Pennsylvania (Policy No. 440-88-71), effective April 16, 1993 through April 16, 1994.

       12. Directors and Officers Liability issued by National Union Fire of Pittsburgh, Pennsylvania (Policy No. 441-18-72), effective June 15, 1993 through June 15, 1994.

       13. Personal Property issued by Federal Insurance Company (Policy No. 654-95-37), effective May 1, 1993 through May 1, 1994.

       14. Workers Compensation and Employer's Liability issued by American Motorists Insurance Company (Policy No. 3CM898037-
                05), effective July 1, 1993 through July 1, 1994.


Service Mark

       1. Certificate of Registration (Reg. No. 1,648,372) issued and registered by the United States Patent and Trademark Office on June 18, 1991.


Other Agreements

       1. Consulting Agreement between the Company and David W. Morley, dated September 1, 1993.

       2. Mutual Confidentiality and Nondisclosure Agreement between the Company and USAfrica Airways, Inc., dated May 26, 1993.

       3. Military Air Transportation Agreement Number 2 between the Company and Military Traffic Management Command, dated February 22, 1991.

Schedule 2.15(b)

Defaults



       See Letter Agreement between the Company, The CIT Group/Equipment Financing, Inc. ("CIT"), and WorldCorp, Inc., dated October 19, 1993, regarding the termination of the lease and the return of the aircraft and the engines to CIT.

Schedule 2.15(c)

Assurances



                                    None

Schedule 2.16

Interested Transactions



                                    None

Schedule 2.17(a)

Collective Bargaining Negotiations



1. Cockpit Crewmembers. The amendable date of the collective bargaining agreement between the Company and the cockpit crewmembers was July 1, 1992. Bargaining did not begin in earnest until August of 1992 due to the Company's spring operations. Since that time the negotiating committees have met on a regular basis. There have been approximately ten to twelve bargaining sessions which normally last anywhere from three to five days. In December of 1992 the parties jointly agreed to utilize the services of the National Mediation Board and requested that the Board appoint a mediator to assist in the negotiations. The mediator appointed has been involved in all contract negotiation sessions in 1993.

        The National Mediation Board Rules and Regulations and the Railway Labor Act contemplate a lengthy and complex process. The purpose of this lengthy and complex process is to avoid work stoppages.

2. Flight Attendants. The amendable date of the collective bargaining agreement between the Company and the flight attendants was July 1, 1992. The parties exchanged their opening proposals in 1992 and have had several contract negotiation sessions. The Airline Division of the International Brotherhood of Teamsters (the "Teamsters") changed the representative responsible for the Company's flight attendant negotiations, and as a result there have been very few meetings. The new Teamsters representative and the bargaining committee recently submitted a completely revised opening proposal to the Company which negates some of the discussions that have already been held. As a result, these negotiations are moving more slowly. There has been no mediator assigned to these negotiations either by request of the parties or by initiation of the National Mediation Board, so it is likely that these negotiations may not be concluded until after the cockpit crewmembers' contract is finalized.

3. Dispatchers. This group of employees is represented by The Transport Workers Union of America AFL-CIO (the "TWU") and the amendable date of the contract was June 30, 1993. The TWU representative assigned to the Company retired at the end of 1992 and a new representative has been assigned. The TWU committee presented opening proposals in the summer of 1993, but no bargaining sessions have been scheduled yet. Since there are relatively few Company employees covered by this collective bargaining agreement, it is anticipated that these negotiations will be resolved more expeditiously than the pilot and flight attendant groups, however, no bargaining has actually begun.

Schedule 2.17(b)

Government Authorizations
for the Conduct of Commercial
Air Transportation by
      World Airways, Inc.



       1. Certificate of Public Convenience and Necessity for Charter Air Transportation, authorizing the Company to engage in overseas and foreign charter air transportation (March 24, 1982) (DOT Order 82-3-137).

       2. Certificate of Public Convenience and Necessity, authorizing the Company to engage in interstate and overseas air transportation of persons, property and mail between all points in the United States, its territories and possessions (December 22, 1981) (DOT Order 81-12-131).

       3. Certificate of Public Convenience and Necessity, authorizing the Company to engage in scheduled all-cargo foreign air transportation between the United States and the following points (June 19, 1981, amended January 25, 1991) (DOT Order 91-1-44):

                Afghanistan
                Algeria
                Australia
                Austria
                Bahrain
                Belgium
                Bermuda
                Brunei
                Dakar, Senegal
                Denmark
                Egypt
                Fiji
                Finland
                France
                Germany
                Greece
                Hong Kong
                India
                Indonesia
                Shannon, Ireland
                Tel Aviv, Israel
                Italy
                Jamaica
                Kenya
                Korea
                Liberia
                Libya
                Luxemborg

                Malaysia
                Morocco
                The Netherlands
                New Zealand
                Nigeria
                Norway
                Oman
                Pakistan
                Portugal
                Romania
                Singapore
                Spain
                Sri Lanka
                Sweden
                Switzerland
                Taiwan
                Thailand
                Tunisia
                Turkey
                The United Arab Emirates
                The United Kingdom
                Yugoslavia
                Zimbabwe

        4. Certificate of Public Convenience and Necessity, authorizing the Company to engage in scheduled foreign combination service between the United States and the following points (June 19, 1981) (DOT Order 81-8-113):

                Belgium                           Korea
                Costa Rica                        Luxemborg
                Finland                           Malaysia
                France                            Netherlands
                Germany                           Shannon, Ireland
                Hong Kong                         Singapore
                Israel                            Switzerland
                Jamaica                           Taiwan
                Jordan                            Tel Aviv, Israel
                                                  Thailand

        5. Air Carrier Operating Certificate (Federal Aviation Regulation Part 121).

        6. Certificates of Aircraft Registration with respect to each Company aircraft.

        7. Certificates of Airworthiness with respect to each Company aircraft.

                              Schedule 2.17(c)

                                  Dividends

Section 12(m)(ii) of the BNY agreement provides that World may not pay dividends, distributions, redemptions, etc. on or of its capital stock, except that World

                "may make quarterly dividends so long as (x) in any six month period such dividends do not exceed the lesser of $4,500,000 or 50% of World's aggregate net income for the previous six months and (y) after giving effect to such dividend, there exists not less than $7,500,000 of cash or cash equivalents on [World's] balance sheet".